Exhibit 99-1

               SJW CORP. (NYSE: SJW) ANNOUNCES THIRD QUARTER 2006
                             FINANCIAL RESULTS

    SAN JOSE, CA, October 26, 2006 - SJW Corp. (NYSE:SJW) diluted earnings per common share for the quarter ended September 30, 2006 were $0.48, compared to $0.50 for the same quarter in 2005. The decrease is due to the inclusion of the net of tax gain on the sale of nonutility property of $1,095,000, or $0.06 per share, in the third quarter of 2005.

    Operating revenue for the third quarter was $63,119,000 versus $58,469,000 for the same period in 2005, representing an increase of $4,650,000 or 8%. Revenues increased $1,825,000 due to new customers, of which approximately $1,500,000 is attributable to SJW Corp.'s acquisition of a Texas water system known as Canyon Lake Water Service Company. In addition, revenues increased $1,572,000 in higher customer usage, $1,019,000 in cumulative rate increases and $234,000 in other revenues.

    Water production costs for the third quarter of 2006 increased $1,836,000 from the third quarter of 2005. The increase in production costs was primarily attributable to $941,000 increase in the cost of purchased water and pump tax from Santa Clara Valley Water District, $987,000 increase in usage and new customers, including purchased water for Canyon Lake Water Service Company and an increase in other costs of $208,000, partially offset by a decrease of $300,000 as a result of greater availability of the least expensive source of water which is surface water.

    Quarterly operating expenses for the third quarter of 2006, excluding water production costs and income taxes, increased $1,312,000 from 2005. The increase consisted principally of $321,000 in general and administrative costs, primarily as a result of the operations of Canyon Lake Water Service Company included in the third quarter of 2006. In addition, depreciation expense increased $466,000 as a result of growth in utility plant, other operating and maintenance expenses increased $436,000 and taxes other than income taxes increased $89,000. Included in the earnings of the third quarter of 2005 was the net of tax gain on the sale of nonutility property of $1,095,000. Income tax expense increased $364,000 for the third quarter in 2006 due to increased pre-tax earnings.

    Year-to-date diluted earnings per common share were $1.05 compared to $0.96 for the same period in 2005. The increase in year-to-date earnings was primarily due to higher customer demand and an increase in new customers, which is primarily attributable to Canyon Lake Water Service Company. Year-to-date operating revenue increased $8,159,000 or 6%, due to new customers of $2,798,000, higher customer demand of $2,660,000, cumulative rate increases of $1,989,000 and $712,000 in real estate and other revenues.

    Year-to-date water production costs increased by $1,929,000 and were primarily attributable to $1,777,000 increase in the cost of purchased water and pump tax, $1,795,000 increase in usage, and other costs of $287,000, partially offset by a decrease of $1,930,000 as a result of greater availability of surface water. Non-water production costs increased $3,454,000 and were primarily attributable to $776,000 in other expenses, which included an increase in employees and operating expenses, largely attributable to Canyon Lake Water Service Company. In addition, depreciation expense increased $1,056,000, general and administrative costs increased $771,000, maintenance costs increased $675,000 and taxes other than income taxes increased $176,000. Income tax expense increased by $936,000 due to increased pre-tax earnings.

    Other comprehensive income of $772,000 and other comprehensive loss of $844,000, net of tax, for the third quarter of 2006 and year-to-date, respectively, were the result of changes in the market value of the investment in California Water Service Group.

    At its meeting today, the Board of Directors of SJW Corp. declared a quarterly dividend on common stock of $0.14125 per share. The dividend is payable on December 1, 2006 to shareholders of record on November 6, 2006.

    SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, Canyon Lake Water Service Company, SJW Land Company and Crystal Choice Water Service, LLC. Together these companies provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and Canyon Lake, Texas. SJW Land Company owns and operates parking facilities, commercial buildings, undeveloped land, has a majority interest in a real estate partnership and has properties in the states of California, Florida, Connecticut, Texas and Arizona.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.





                                   SJW Corp.
     Condensed Consolidated Statements of Income and Comprehensive Income
                                 (Unaudited)
                  (thousands of dollars, except share data)

                        Three Months        Nine Months         Twelve Months
                       Ended Sept. 30      Ended Sept. 30       Ended Sept. 30
                       2006     2005       2006      2005       2006      2005
                      ---------------------------------------------------------

Operating revenue   $63,119   58,469   $144,734   136,575   $188,264   174,516
Operating expense:
 Operation:
  Purchased water    16,067   15,512     34,233    34,431     44,755    43,080
  Power               2,415    1,872      4,137     3,392      5,063     4,383
  Pump taxes          8,023    7,285     14,527    13,145     18,744    17,629
                     ---------------------------------------------------------
  Total production
   costs             26,505   24,669     52,897    50,968     68,562    65,092
  Administrative
   and general        5,632    5,311     15,670    14,899     21,468    18,928
  Other               3,709    3,701     11,084    10,308     14,959    13,556
 Maintenance          2,680    2,252      7,308     6,633     10,151     8,803
 Taxes, other than
  income taxes        1,565    1,476      4,414     4,238      5,849     5,547
 Depreciation and
   amortization      5,508    5,042     15,984    14,928     20,710    19,619
 Income taxes         6,119    5,755     12,558    11,622     15,709    14,710
                     ---------------------------------------------------------
Total operating
 expense             51,718   48,206    119,915   113,596    157,408   146,255
                     ---------------------------------------------------------
Operating income     11,401   10,263     24,819    22,979     30,856    28,261

Sale of nonutility
 property, net of
 taxes of $761 for
 2005 and $1,056
 for 2006                 -    1,095      1,535     1,095      1,535     4,870
Long-term debt interest
 and other, net      (2,543)  (2,131)    (6,822)   (6,451)    (8,643)   (7,833)
                     ---------------------------------------------------------
Net income           $8,858    9,227    $19,532    17,623    $23,748    25,298
                     =========================================================
Other comprehensive
 income (loss), net     772    2,375       (844)    2,304     (5,055)    7,950
                    ----------------------------------------------------------
Comprehensive income $9,630   11,602    $18,688    19,927    $18,693    33,248
                     ==========================================================

Earnings per share
 - Basic             $ 0.48     0.51    $  1.07      0.97    $  1.30     1.39
 - Diluted             0.48     0.50       1.05      0.96       1.28     1.37

Dividends per share  $ 0.14     0.13    $  0.42      0.40    $  0.55     0.53

Weighted average shares
 outstanding
  - Basic     18,277,728 18,270,882 18,273,558 18,271,420 18,272,883 18,271,280
  - Diluted   18,558,508 18,500,982 18,539,781 18,469,448 18,532,959 18,456,484







                                   SJW Corp.
                       Condensed Consolidated Balance Sheets
                                  (Unaudited)
                             (thousands of dollars)

                                                  September 30     December 31
                                                          2006            2005
                                                  ----------------------------
ASSETS
Utility Plant                                         $730,901        $664,117
Less: accumulated depreciation and amortization        231,641         208,909
                                                  ----------------------------
   Net utility plant                                   499,260         455,208
Nonutility property, net                                44,042          34,850
Current assets:
    Cash and equivalents                                 2,896           9,398
    Accounts receivable and accrued utility revenue     32,737          19,851
    Long-lived assets held-for-sale                      2,738             149
    Prepaid expenses and other                           2,639           2,294
                                                  ----------------------------
         Total current assets                           41,010          31,692
Other assets:
  Investment in California Water Service Group          40,621          42,051
  Debt issuance costs                                    3,007           3,131
  Regulatory assets                                     13,119          13,037
  Other                                                  7,327           7,740
                                                  ----------------------------
                                                        64,074          65,959
                                                  ----------------------------
                                                      $648,386        $587,709
                                                  ============================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock                                        $  9,521        $  9,516
  Additional paid-in capital                            16,166          15,368
  Retained earnings                                    172,208         160,588
  Accumulated other comprehensive income                 9,592          10,436
                                                  ----------------------------
       Shareholders' equity                            207,487         195,908
  Long-term debt                                       148,692         145,281
                                                  ----------------------------
       Total capitalization                            356,179         341,189
Current Liabilities:
  Line of credit                                        28,000               -
  Current portion of long-term debt                        494             332
  Pump tax and purchased water                           7,424           3,985
  Purchased power                                          880             804
  Accounts payable                                       9,374           5,120
  Accrued interest                                       2,429           3,618
  Accrued taxes                                          5,181           1,619
  Other current liabilities                              6,446           5,466
                                                  ----------------------------
       Total current liabilities                        60,228          20,944
Deferred income taxes and credits                       53,603          54,100
Advances and contributions                             162,278         154,235
Other noncurrent liabilities                            16,098          17,241
                                                  ----------------------------
                                                      $648,386        $587,709
                                                  ============================